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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-44609 of Western Bancorp (formerly Monarch Bancorp) on Form S-8 of our report dated January 24, 1997 (March 17, 1997 as to Notes 8 and 16) on the consolidated statements of financial condition of California Commercial Bankshares and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996 (such consolidated financial statements are not included herein), appearing in this Annual Report on Form 10-K of Western Bancorp, for the year ended December 31, 1997.

                                     Deloitte & Touche LLP

Los Angeles, California
March 23, 1998